UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 9, 2017

(Date of Report)

ULTRALIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02           Results of Operations and Financial Condition

NEWARK, N.Y. – February 9, 2017 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.6 million on revenue of $21.6 million for the fourth quarter ended December 31, 2016 compared to operating income of $.5 million on revenue of $19.3 million for the fourth quarter of 2015. For total year 2016, Ultralife produced operating income of $3.8 million on revenue of $82.5 million compared to operating income of $3.3 million on revenue of $76.4 million for 2015.

“Strong operating leverage on 12% year-over-year revenue growth for the fourth quarter produced EPS of $0.11, our highest quarterly result this year and a more than three-fold increase over last year. Revenue growth for the quarter reflects gains from our Accutronics acquisition and Communications Systems business even though we experienced lower U.S. government/defense battery sales. For the year, we achieved our stated goal of generating profitable growth, posting 13% operating income growth on an 8% revenue increase,” said Michael D. Popielec, President and Chief Executive Officer. “As we look ahead to 2017, an improving backlog and disciplined execution of our business model while continuing to invest in market and sales reach expansion and new product development, positions us well to further diversify beyond our core U.S. government/defense business and achieve another year of profitable growth.”

Revenue was $21.6 million, an increase of $2.4 million, or 12.3%, compared to $19.3 million for the fourth quarter of 2015 reflecting higher medical sales, the addition of Accutronics and higher Communications Systems sales partially offset by lower government/defense Battery & Energy sales. Battery & Energy Products sales increased $1.0 million to $17.6 million, or 5.9%, compared to $16.6 million last year due primarily to higher medical sales and the contribution of Accutronics, partially offset by lower government/defense and 9-Volt sales. Communications Systems sales grew 53.4% to $4.0 million compared to $2.6 million for the same period last year reflecting shipments of Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) units to fulfill an additional order received for the fourth quarter.

Gross profit was $6.8 million, or 31.5% of revenue, compared to $5.6 million, or 28.8% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 29.4%, compared to 27.6% last year, an increase of 180 basis points reflecting higher volume and favorable product mix including the contribution of Accutronics. Communications Systems’ gross margin was 40.6%, compared to 36.4% last year, an increase of 420 basis points primarily due to sales mix.

Operating expenses were $5.2 million compared to $5.0 million last year reflecting the addition of Accutronics, partially offset by the 2015 write down of a Communications Systems trademark and continued tight control over discretionary spending. Operating expenses were 23.9% of revenue compared to 26.1% of revenue for the year earlier period.

Operating income was $1.6 million compared to $.5 million last year for an operating margin of 7.6% compared to 2.7% last year.

Net income was $1.7 million, or $0.11 per share, compared to net income of $0.5 million, or $0.03 per share, for the fourth quarter of 2015.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed as incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01     Financial Statements, Pro Forma Financials and Exhibits

(a) Exhibits.

Exhibit
Number	Description

99.1	Press Release of Ultralife Corporation dated February 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2017		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Ultralife Corporation dated February 9, 2017